Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Diversified Energy Company PLC of our report dated August 20, 2024 relating to the statement of revenues and direct operating expenses of the natural gas and oil properties of OCM Denali Holdings, LLC, which appears in Diversified Energy Company PLC's Report on Form 6-K dated August 20, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
February 11, 2025